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                                                                    EXHIBIT 12.1

    STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods presented:

                                                               Years Ended December 31
                                   ------------------------------------------------------------------------------------
                                       1999              2000              2001              2002              2003
                                   ------------      ------------      ------------      ------------      ------------
Loss before provision for
   income taxes ..............     ($10,875,000)     ($20,656,000)     ($17,201,000)     ($19,513,000)     ($11,345,000)

Fixed charges ................          579,000           764,000           497,000           590,000         1,259,000
                                   ------------      ------------      ------------      ------------      ------------

Loss, as defined .............     ($10,296,000)     ($19,892.000)     ($16,704,000)     ($18,923,000)     ($10,086,000)
                                   ============      ============      ============      ============      ============

Preference security dividend .     $    908,000      $    669,000      $  2,603,000      $  1,756,000               $--

Total fixed charges ..........          579,000           764,000           497,000           590,000         1,259,000
                                   ------------      ------------      ------------      ------------      ------------

Total fixed charges and
   preferred dividends .......     $  1,487,000      $  1,433,000      $  3,100,000      $  2,346,000      $  1,259,000
                                   ============      ============      ============      ============      ============

Deficiency of earnings
   available to cover fixed
   charges ...................     ($10,875,000)     ($20,656,000)     ($17,201,000)     ($19,513,000)     ($11,345,000)

Deficiency of earnings
   available to cover combined
   fixed charges and preferred
   stock dividends ...........     ($11,783,000)     ($21,325,000)     ($19,804,000)     ($21,269,000)     ($11,345,000)


Fixed charges

     Interest expense ........     $    332,000      $    483,000      $    146,000      $    145,000      $    504,000

     Capitalized interest ....               --                --                --                --                --

     Interest portion of rent
        expense ..............          247,000           281,000           351,000           445,000           755,000
                                   ------------      ------------      ------------      ------------      ------------
Total fixed charges ..........     $    579,000      $    764,000      $    497,000      $    590,000      $  1,259,000
                                   ============      ============      ============      ============      ============

        For purposes of computing the ratio of our earnings to fixed charges and earnings to combined fixed charges and preference dividends, earnings consist of loss before income tax benefit plus fixed charges. There was no income tax benefit recognized in each of the years in the five year period ended December 31, 2003. Fixed charges represent interest expense and an estimated interest factor attributable to rental expense (33%). The preferred stock dividends in 1999 represent accretion of the carrying value of redeemable preferred stock and in 2000, 2001 and 2002 represent the accretion of the 7% conversion premium on Series E Convertible Preferred Stock.